Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and of our report dated September 13, 2004 (except for the fourth paragraph of Note 1, as to which the date is November 22, 2004), each included in the Registration Statement on Form S-1 (No. 333-119174) and related Prospectus of Conor Medsystems, Inc. for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP

Palo Alto, California

December 13, 2004